UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED)

December 22, 2006

INTEGRATED PHARMACEUTICALS, INC
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

COMMISSION FILE NUMBER 000-50960

Integrated Pharmaceuticals, Inc.
(Exact name of small business issuer in its charter)

Idaho	04-3413196
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

310 Authority Drive
Fitchburg, MA 01420
(Address of principal executive offices) (Zip Code)

(978) 696-0020
(Issuer's telephone number, including area code)

Item 1.01.	Entry into a Material Definitive Agreement.

On December 22, 2006, Integrated Pharmaceuticals Inc. (the “Company”), entered into an Investment Agreement and a Registration Rights Agreement (the “Agreements”) with Dutchess Private Equities Fund, L.P. (“Dutchess”). Under the Agreements, the Company can require Dutchess to purchase up to $10,000,000 of the Company’s common stock over a three year period provided that there is then in effect a registration statement covering the public resale of the shares of purchased by Dutchess from the Company. In connection with entering into the Agreement, the Company has engaged US EURO Securities, Inc. (“Euro”) to act as placement agent in the transaction, and paid Euro a fee of $1,000 in connection with this engagement. The Company had previously paid Dutchess a document preparation fee of $15,000 in connection with the Agreement.

The Agreement may be drawn down by the Company in amounts up to $250,000, provided that the drawn-down does not exceed 200% of the average daily trading volume of the Company’s stock during the tem (10) days prior to the notice to Dutchess of the draw-down. At the closing of each draw-down (which will take place not later than eight trading days after notification by the Company) the Company will issue to Dutchess a number of shares of its common stock equal to the amount of the draw-down divided by 94% of the lowest daily closing price of the Company’s common stock during the five trading days following the draw-down notice to Dutchess. At each of the first six closings, the Company is required to pay $1,500 of the amount of the draw-down to Euro. The Company is not obligated to make any draw-downs under the Agreement, and will not pay any additional fees to Dutchess or Euro if it does not do so. The issuance by the Company of more than approximately 25 million shares of its common stock to Dutchess will require prior stockholder approval. This figure will increase by approximately 3.94 million shares if the $2.50 warrants that are scheduled to expire on December 31, 2006 expire unexercised.

The Company may not issue Dutchess a number of shares of its common stock such that it would beneficially own greater than 4.99% of the Company’s outstanding shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTEGRATED PHARMACEUTICALS, INC.

DATE: December 26, 2006	By:	/s/ Chinmay Chatterjee
Chinmay Chatterjee
President and CEO